[Letterhead]



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549


Re:      Hach Company and Subsidiaries
         Registration on Form S-8


Gentlemen:

We are aware that our report dated November 18, 1998 on our review of interim financial information of Hach Company and Subsidiaries for the three-month and six-month periods ended October 31, 1998, and included in this quarterly report on Form 10-Q for the three months then ended, is incorporated by reference into the registration statements of Hach Company and Subsidiaries on Form S-8 File No. 333-39675), Form S-8 (File No. 33-90584), Form S-8 (File No. 33-64793), and
Form S-8 (File No. 33-39019). Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered a part of the registration statements prepared or certified by us within the meaning of Section 7 and 11 of that Act.



PRICEWATERHOUSECOOPERS LLP


Denver, Colorado
December 10, 1998